Item No. 77M (Mergers) - Attachment

Eaton Vance Insured Municipal Bond Fund
("Insured Fund") was the surviving Fund in a merger with Eaton Vance Insured Florida Plus
Municipal Bond Fund ("Florida Plus Fund"). In the merger, all of the assets of Florida Plus Fund were transferred to Insured Fund in exchange for the issuance of Insured Fund common shares and the assumption of all of Florida Plus Fund's liabilities by the Insured Fund at a closing held on December 15, 2008. As a result of the merger, each common shareholder of the Florida
Plus Fund received full and fractional Insured
Fund common shares equal in value at the close of regular trading on the New York Stock
Exchange on the date of the closing to the value of such shareholder's common shares of the Florida Plus Fund. The merger was approved by the Trustees of each Fund on June 16, 2008 and by the Florida Plus Fund shareholders on October 31, 2008. The Plan of Reorganization and other documents relevant to the merger are incorporated by reference to the Form N-14 filings (and amendments thereto) filed by Eaton
Vance Insured Municipal Bond Fund on July 18,
2009 (Accession No. 0000940394-08-001104),
September 10, 2008 (Accession No.
0000940394-08-001241 and January 23, 2009
(Accession No. 0000940394-09-000027).
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